Exhibit 99

News Release

FOR RELEASE –– DECEMBER 6, 2011

Richard T. Clark Named to Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today appointed Richard T. Clark, retired chairman and chief executive officer of Merck (NYSE: MRK), to Corning’s board of directors, effective immediately. Merck is a global healthcare leader that develops, discovers, manufactures, and provides prescription medicines, vaccines, biologic therapies, and consumer care and animal health products.

Clark, who qualifies as an independent director, will also serve on the audit and compensation committees.

He will hold office until Corning’s annual meeting of shareholders on April 26, 2012, at which time he will stand for election to a one-year term. His appointment brings the number of Corning directors to 14. The size of the board has ranged from 13 to 18 directors since 1990.

Clark, 65, brings nearly four decades of experience with global markets and manufacturing to Corning’s board. He became president and CEO of Merck in May 2005 and chairman of the board in April 2007. He transitioned from his CEO role in January of this year, and served as board chairman through November.

He served as president of the Merck Manufacturing Division, with responsibility for Merck’s global network of manufacturing operations, information services, and operations excellence organizations worldwide.

Since joining Merck as a quality control inspector in 1972, Clark has held a broad range of senior management positions. His areas of expertise include strategic planning, global manufacturing, quality control and production, new products planning, and engineering.

From 2008 to 2009, Clark served as board chairman of the Pharmaceutical Research and Manufacturers of America, which represents the country’s leading pharmaceutical research and biotechnology companies.

He is a director of Automatic Data Processing, Inc. (ADP) and serves on the advisory board of American Securities. He is a trustee of PENN Medicine, which includes the University of Pennsylvania School of Medicine and the University of Pennsylvania Health System. Clark is chairman of the board for Project Hope, a global health education and humanitarian assistance organization. Clark serves as a trustee of Washington & Jefferson College and as a member of several other business, policy, and charitable organizations.

He earned his bachelor’s degree in liberal arts from Washington & Jefferson College in Washington, Pa., and his MBA from American University in Washington, D.C. He also served as a lieutenant in the U.S. Army before joining Merck.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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